CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this Post Effective Amendment No. 9 Form N-1A filing of our auditors' report dated October 27, 2000 on the financial statements of the StockJungle.Com Community Intelligence Fund and to all references to our Firm included in or made a part of this Post Effective Amendment No. 9 Form N-1A.


/s/ ARTHUR ANDERSEN LLP


Cincinnati, Ohio,
  January 24, 2001